INAMED CORPORATION
3800 Howard Hughes Parkway
Suite 900
LAS VEGAS, NV 89109

FOR IMMEDIATE RELEASE

COMPANY CONTACT:                    DONALD K. MCGHAN
                                    (702) 791-3388

AGENCY CONTACT:                     JIMMY CAPLAN
                                    (805) 569-0076

                INAMED CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN

         Las Vegas, Nevada, June 10, 1997 -- INAMED Corporation (Nasdaq: IMDCE; PSE:INA), a global medical and surgical device company headquartered here, announced today that its Board of Directors has unanimously adopted a Stockholder Rights Plan (the "Plan") and has declared a dividend granting to its stockholders the right to purchase for each share of the Company's common stock, $.01 par value (a "Common Share") one Common Share at an initial price of $80. The record date for the Rights is June 13, 1997.

         The Company stated that the Plan is designed to protect stockholders from various abusive takeover tactics, including attempts to acquire control of the Company at an inadequate price which would deny stockholders the full value of their investments. The Plan is designed to assure that any acquisition of the Company and/or any acquisition of control of the Company would take place under circumstances in which the Board of Directors can secure the best available transaction for all of the Company's stockholders. The Plan will encourage a potential buyer to negotiate appropriately with the Board prior to attempting a takeover and will have no effect on lawful proxy solicitation activity.

         Initially, the Rights are attached to the Common Shares of the Company and are not exercisable. They become detached from the Common Shares and become immediately exercisable after any person or group becomes the beneficial owner of 15% or more of the Common Shares or 10 days after any person or group of persons publicly announces a tender or exchange offer that would result in that same beneficial ownership level. If a buyer becomes a 15% owner in the Company, all Rights holders except such "Acquiring Person" (as defined in the Plan) will be entitled to purchase the Company's stock at a price discounted from the then market price. The Plan specifically provides that any holder of the Company's Secured Convertible Notes issued in 1996 or the Convertible Debentures issued in 1997 who, upon conversion of such indebtedness would otherwise be an "Acquiring Person", shall not be deemed to be an "Acquiring Person" if such holder prior to conversion enters into a binding agreement

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with the Continuing Directors to vote the securities issuable upon conversion of their Notes or Debentures on all matters in proportion with the votes cast by all other holders of the Company's voting securities. In addition, if the Company is acquired in a merger after such acquisition, all Rights holders except the Acquiring Person will also be entitled to purchase stock in the acquiring company at a discount in accordance with the Plan.

         The distribution of Rights will be made to common stockholders of record on June 13, 1997 and Common Shares that are newly issued after that date will also carry Rights until the Rights become detached from the Common Shares. In addition, the Rights will be issued along with any Common Shares that are newly issued following the Rights becoming detached from the Common Shares but prior to the expiration of the Rights pursuant to (i) the exercise of stock options, (ii) any employee plan or arrangement, (iii) upon the exercise, conversion or exchange of securities, notes or debentures issued by the Company, or (iv) a contractual obligation of the Company, in each case existing prior to the Rights becoming detached from the Common Shares. The Rights will expire on June 2, 2007. The Company may redeem the Rights for $.01 each at any time before a buyer acquires a 15% position in the Company, and under certain other circumstances. The Rights distribution is not taxable to stockholders. Details of the Plan are included with a letter which will be mailed to all of the Company's stockholders of record as of June 13, 1997.

         INAMED Corporation is a medical and surgical device company with 26 operating subsidiaries in the United States, Europe, Latin America and Asia. The company develops, manufactures and markets medical devices for the plastic, reconstructive, bariatric and general surgery markets.

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